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                                                                    Exhibit 23.1


                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Corrpro Companies, Inc.


We consent to incorporation by reference in the registration statement (No. 333-58376) on Form S-8 of Corrpro Companies, Inc. of our reports dated May 14, 2001, except for note 3 as to which the date is July 13, 2001, relating to the consolidated balance sheets of Corrpro Companies, Inc. and subsidiaries as of March 31, 2001 and 2000, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended March 31, 2001 and all related schedules, which reports appears in the March 31, 2001 Annual Report on Form 10-K of Corrpro Companies, Inc.





/s/ KPMG LLP



Cleveland, Ohio
July 13, 2001